EXHIBIT 99.1

Contact:	Owen J. Onsum	April 20, 2006
Chief Executive Officer & President
FIRST NORTHERN COMMUNITY BANCORP &
FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp

Announces Continuation of Stock Repurchase Program

The Board of Directors of First Northern Community Bancorp (FNRN), holding company of First Northern Bank, has announced plans to continue to provide a stock repurchase program for its outstanding common stock. Based on market conditions, share repurchases will be made from time to time in the open market or in privately negotiated transactions. The repurchase program, which will remain in effect until April 30, 2008, allows purchases in an aggregate amount of up to 2 1/2% of First Northern Community Bancorp’s outstanding shares of common stock over each rolling 12-month period at prices not exceeding the prices then prevailing on the over-the-counter market. First Northern Community Bancorp’s current stock repurchase program expires on April 30, 2006.

As before, the stock repurchase program is intended to provide management with an effective mechanism for capital management. Commenting on the stock repurchase program, Owen “John” Onsum, President & Chief Executive Officer said, “Renewing the Bancorp’s stock repurchase program demonstrates our ongoing commitment to providing fundamental value for our shareholders.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and parts of El Dorado Counties. First Northern currently has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Suisun City, Downtown Sacramento and most recently in Roseville. The Bank has real estate lending offices in Davis, Woodland, Vacaville, Roseville and El Dorado Hills, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern also offers non-FDIC insured Investment and Brokerage Services at each branch location. First Northern Bank’s stock is listed on the OTC Bulletin Board under the ticker symbol “FNRN”. The Bank can be found on the Web at www.thatsmybank.com.

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First Northern's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. First Northern disclaims any intent or obligation to update these forward-looking statements.

END